AGREEMENT dated this 4th day of June, 1998, between JAY REBA ("Reba"), residing at 11 Carter Road, East Brunswick, New Jersey 08816, and DG
LIQUIDATION, INC. ("DGL"), a New Jersey corporation with offices at 6 Industrial Way West, Building A, Eatontown, New Jersey 07724.
     WHEREAS Reba is currently employed by Neuman Distributors, Inc. and/or Neuman Health Services, Inc. (herein referred to collectively or singly as "Neuman") in its Drug Guild division; and
     WHEREAS with the consent of Neuman, Reba currently provides services to DGL pursuant to a Bridging Agreement between Neuman and DGL; and
     WHEREAS in the event Reba's employment by Neuman terminates, DGL and Reba wish to agree on terms and conditions for Reba to continue to provide services to DGL subsequent to termination of his current employment at Neuman; and
     WHEREAS from October, 1992 through and including May, 1996, there were substantial inventory defalcations ("Defalcations") from Drug Guild Distributors, Inc. (DGL's predecessor) in amounts in excess of $14,900,000; and
     WHEREAS Reba is reluctant to continue future consulting for DGL unless DGL will provide him with a covenant not to sue him with regard to such Defalcations; and
     WHEREAS Reba represents that he had no participation in the Defalcations; NOW, THEREFORE, it is agreed by the parties as follows:


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     1.     Reba  shall  be  retained by DGL as a consultant upon termination of his employment at Neuman for a minimum of three (3) months and for so long thereafter as Reba remains available and DGL elects to continue his retention. DGL agrees to pay Reba for consulting services at the rate of $11,400 per month plus reasonable and customary expenses as long as Reba remains available as a full-time consultant and until such time after the initial three (3) months as Reba gives DGL thirty (30) days notice or DGL gives Reba thirty (30) days notice of the termination of the consulting arrangement. Reba may terminate this Agreement after three (3) months from the commencement of his consulting arrangement upon thirty (30) days notice without losing his severance. DGL shall pay Reba the sum of $34,200 as severance upon termination of this consulting agreement unless such termination is for cause. Cause shall be defined as dishonesty, fraud, willful misconduct, conviction of a crime or willful failure to perform his duties hereunder.
     2. In consideration of Reba's services on behalf of DGL pursuant to the Bridging Agreement since July 1, 1997 (when he became a Neuman employee) and providing he is not terminated by DGL for cause DGL hereby indemnifies and holds Reba harmless for any claims, actions, suits or damages that may be asserted by Neuman including reasonable attorneys fees, as a result of Reba's assistance to DGL in reviewing, confirming or contesting the figures on the Audited Balance Sheet.
     3. In consideration of Reba's continued consulting services to be rendered to DGL and providing that Reba: (a) does not admit participation in the Defalcations; (b) does not plead guilty to any crime related to or involved with the Defalcations referred to above; (c) is not convicted of a crime related to the Defalcations; (d) is not terminated for cause by DGL; and (e) does not materially breach this Agreement, DGL will not institute, bring or commence any action at law or in equity or any civil proceeding in any court of the United
States or any state thereof, for damages that it sustained as a result of the Defalcations.


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     4.     It  is also understood that this "covenant not to sue" is contingent upon Reba during the period of this Agreement and for a period of 5 years from the termination of this Agreement, assisting DGL either to assert claims on behalf of DGL or to defend claims brought against DGL, its officers, directors, employees, counsel and consultants ("Claims"), whether asserted or threatened, to the extent (i) that he has knowledge of the facts or issues and (ii) that his assistance is reasonably necessary to the defense or assertion of these claims. Such assistance with regard to the Claims shall include but not be limited to
(a) cooperating with the attorneys, experts and other professionals retained by DGL, (b) retrieving schedules and documents, (c) testifying truthfully at examinations before trial and at trial on behalf of DGL, if requested, and (d) assisting in all other reasonable ways in the processing of the Claims but excluding the preparation of schedules and documents. In the event Reba's assistance is requested subsequent to his termination as a consultant, DGL will reimburse Reba for all reasonable expenses incurred by him and shall pay Reba a consulting fee of $1,000 per day. Any request for Reba's assistance shall be reasonable considering the circumstances of the action and/or claim and the obligations of Reba, in this then current occupation. In connection with DGL's litigation against Anchin Block & Anchin and third party claims in connection therewith Reba shall serve only as a fact witness. Reba acknowledges that DGL has no control of actions taken by Anchin Block and Anchin or their counsel in connection with this litigation.
     5. It is understood and agreed that this Agreement is not to be construed as a release of Reba by DGL and is to be construed only as a covenant not to sue.
     6. In the event this Agreement is in effect on June 11-18, 1998 and July 30-August 3, 1998, it is understood Reba will be on vacation; however, he shall continue to be paid the full monthly rate for his consulting services.


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     7.     A modification or waiver of any of the provisions of this Agreement, at any time hereafter, shall be effective only if made in writing and executed with the same formality as this Agreement. No such modification shall be effective unless it specifically sets forth that the parties are thereby modifying the terms, conditions and provisions of this Agreement. The failure of either party to insist upon a strict performance of any of the provisions of this Agreement shall not be construed as a waiver of any subsequent default of the same or similar nature.
     8. The provisions of this Agreement shall be binding upon, and inure to the benefit of, the respective assigns and successors in interest of DGL and the heirs, next of kin, executors or administrators of Reba.
     9. Each party shall at any time make, execute and deliver any written instrument as the other of the Parties shall require for the purpose of giving full force and effect to this Agreement and the covenants and conditions herein contained.
     10. This Agreement shall be construed and governed in accordance with the laws of the State of New Jersey.
     11. The Parties hereto have incorporated in this Agreement their entire contract. No oral statement or prior written matter shall have any force or effect, and each represents that he or she believes this Agreement to be fair and reasonable when made. Each Party signs this Agreement freely and voluntarily.
     IN WITNESS WHEREOF, the said parties have hereunto set their hands and seals the day and year first above written.


                                        /s/   Jay  Reba
                                        ---------------
                                        Jay  Reba

                                        DG  LIQUIDATION,  INC.


                                   By:  /s/  Harold  Blumenkrantz
                                        --------------------------------
                                        Harold  Blumenkrantz,  President


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